Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman, Todd Kehrli
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

SMSI Q4 2012 Earnings

Smith Micro Software Reports Fourth Quarter

and Fiscal Year 2012 Financial Results

ALISO VIEJO, CA, February 13, 2013 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for the fourth quarter and full year ended December 31, 2012.

“Our fourth quarter revenues of $12.0 million were up 7.1% from the same period last year, and up 9.3% from the third quarter of 2012, primarily due to continued growth in our CommSuite solutions, which allow wireless carriers to capitalize on the convenience and stickiness of Visual Voicemail and Voice-to-Text applications,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Our fourth quarter non-GAAP loss per share of $0.06 was cut in half from last year’s $0.12 loss per share due to higher revenues and on-going cost containment efforts. While we were disappointed in our total year revenue decline in 2012 versus 2011, we are encouraged by the year-over-year increase of $6.9 million in our newer NetWise and CommSuite product lines and the sequential growth of revenue throughout 2012.”

Smith Micro reported revenues of $12.0 million for the fourth quarter ended December 31, 2012, a 7.1% increase from revenues of $11.2 million reported in the fourth quarter of 2011.

Fourth quarter 2012 gross profit on a GAAP and non-GAAP basis (which excludes stock compensation) was $9.7 million compared to $8.5 million reported in the fourth quarter of 2011.

GAAP gross profit as a percentage of revenues was 80.6% for the fourth quarter of 2012 compared to 75.7% for the fourth quarter of 2011. Non-GAAP gross profit as a percentage of revenues was 80.6% for the fourth quarter of 2012 compared to 75.8% for the same quarter last year.

Smith Micro Software Fourth Quarter 2012 Financial Results	Page 2 of 6

GAAP net loss for the fourth quarter of 2012 was $4.1 million, or $0.12 loss per diluted share compared to GAAP net loss of $9.5 million, or $0.27 loss per diluted share for the fourth quarter of 2011.

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the fourth quarter of 2012 was $2.2 million, or $0.06 loss per diluted share compared to a non-GAAP net loss of $4.2 million, or $0.12 loss per diluted share, for the fourth quarter of 2011.

For the fiscal year ended December 31, 2012, the Company reported revenues of $43.3 million, a 25% decrease from revenues of $57.8 million reported for fiscal year 2011.

Fiscal year 2012 gross profit on a GAAP basis was $34.9 million compared to $44.0 million reported for fiscal year 2011. On a non-GAAP basis (which excludes stock compensation for both years and amortization of intangibles for 2011), gross profit was $34.9 million for the fiscal year 2012 compared to $47.8 million for the fiscal year 2011.

GAAP gross profit as a percentage of revenues was 80.5% for fiscal year 2012 compared to 76.2% for the fiscal year 2011. Non-GAAP gross profit as a percentage of revenues was 80.5% for fiscal year 2012 compared to 82.8% for fiscal year 2011.

GAAP net loss for the fiscal year ended December 31, 2012 was $25.5 million, or $0.71 loss per diluted share compared to a net loss of $159.6 million, or $4.48 loss per diluted share for fiscal year 2011. In fiscal year 2011, we took an after-tax impairment charge for goodwill and other long-lived assets and deferred tax allowances of $124.3 million.

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense for both years and amortization of intangibles and impairment of goodwill and long-lived assets for 2011) for the fiscal year ended December 31, 2012 was $13.4 million, or $0.37 loss per diluted share, compared to a non-GAAP net loss of $23.9 million, or $0.67 loss per diluted share, for fiscal year 2011.

Total cash and cash equivalents and short-term investments at December 31, 2012 were $32.2 million.

The Company uses a non-GAAP reconciliation of gross profit, loss before provision for income taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation, goodwill and long-lived asset impairment and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the year ended December 31, 2012 was computed by

Smith Micro Software Fourth Quarter 2012 Financial Results	Page 3 of 6

using a tax rate of 37.7% using the Company’s combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s fourth quarter and fiscal year 2012 results at 4:30 p.m. ET, February 13, 2013. To access the call, dial (877) 941-9205 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com.

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, NetWise, CommSuite and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Fourth Quarter 2012 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts)—unaudited

	GAAP	Stock Compensation	Amortization	Goodwill & Long-Lived Assets Impairment	Taxes	Non- GAAP
Three Months Ended 12/31/12:
Gross profit	$9,695	$4	$—	$—	$—	$9,699
Loss before provision for income taxes	$(4,545)	$1,005	$—	$—	$—	$(3,540)
Net loss	$(4,143)	$1,005	$—	$—	$933	$(2,205)
EPS-diluted	$(0.12)	$0.03	$0.00	$0.00	$0.03	$(0.06)
Three Months Ended 12/31/11:
Gross profit	$8,513	$4	$—	$—	$—	$8,517
Loss before provision for income taxes	$(11,592)	$1,655	$—	$—	$—	$(9,937)
Net loss	$(9,525)	$1,655	$—	$—	$3,666	$(4,204)
EPS-diluted	$(0.27)	$0.05	$0.00	$0.00	$0.10	$(0.12)
Twelve Months Ended 12/31/12:
Gross profit	$34,881	$13	$—	$—	$—	$34,894
Loss before provision for income taxes	$(25,697)	$4,203	$—	$—	$—	$(21,494)
Net loss	$(25,463)	$4,203	$—	$—	$7,870	$(13,390)
EPS-diluted	$(0.71)	$0.12	$0.00	$0.00	$0.22	$(0.37)
Twelve Months Ended 12/31/11:
Gross profit	$44,006	$31	$3,775	$—	$—	$47,812
Loss before provision for income taxes	$(165,535)	$8,230	$6,084	$112,904	$—	$(38,317)
Net loss	$(159,606)	$8,230	$6,084	$124,257	$(2,836)	$(23,871)
EPS-diluted	$(4.48)	$0.23	$0.17	$3.49	$(0.08)	$(0.67)

Smith Micro Software Fourth Quarter 2012 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three and Twelve Months Ended December 31, 2012 and 2011

(in thousands, except per share amounts)—unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2012	2011	2012	2011
Revenues	$12,032	$11,239	$43,329	$57,767
Cost of revenues	2,337	2,726	8,448	13,761

Gross profit	9,695	8,513	34,881	44,006
Operating expenses:
Selling and marketing	4,058	4,679	16,666	26,594
Research and development	5,645	8,019	24,767	41,711
General and administrative	4,547	5,240	20,211	25,279
Restructuring expenses	—	2,200	238	3,184
Goodwill and long-lived asset impairment	—	—	—	112,904

Total operating expenses	14,250	20,138	61,882	209,672

Operating loss	(4,555)	(11,625)	(27,001)	(165,666)
Non-operating income:
Change in fair value of contingent liability	—	—	1,210	—
Interest and other income, net	10	33	94	131

Loss before provision for income taxes	(4,545)	(11,592)	(25,697)	(165,535)

Provision for income tax benefit	(402)	(2,067)	(234)	(5,929)

Net loss	$(4,143)	$(9,525)	$(25,463)	$(159,606)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	(12)	25	33	(24)
Income tax expense (benefit) related to items of other comprehensive income	—	20	6	1

Other comprehensive income (loss), net of tax	(12)	5	27	(25)

Comprehensive loss	$(4,155)	$(9,520)	$(25,436)	$(159,631)

Loss per share:
Basic and diluted	$(0.12)	$(0.27)	$(0.71)	$(4.48)
Weighted average shares outstanding:
Basic and diluted	35,882	35,696	35,849	35,617

Smith Micro Software Fourth Quarter 2012 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$18,873	$7,475
Short term investments	13,328	38,497
Accounts receivable, net	8,953	8,525
Income tax receivable	681	8,293
Inventory, net	176	309
Prepaid and other assets	903	1,138
Deferred tax asset	89	8

Total current assets	43,003	64,245
Equipment & improvements, net	11,211	15,482
Other assets	181	214

TOTAL ASSETS	$54,395	$79,941

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,978	$3,181
Accrued liabilities	4,829	7,641
Deferred revenue	1,436	703

Total current liabilities	8,243	11,525
Long-term liabilities	3,399	3,546
Deferred tax liability	91	10

Total non-current liabilities	3,490	3,556
Stockholders’ Equity:
Common stock	36	36
Additional paid in capital	211,165	207,927
Accumulated comprehensive deficit	(168,539)	(143,103)

Total stockholders’ equity	42,662	64,860

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$54,395	$79,941